UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2009

CNS RESPONSE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26285	87-0419387
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2755 Bristol Street, Suite 285
Costa Mesa, California 92626
 (Address of Principal Executive Offices/Zip Code)

(714) 545-3288
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 30, 2009, CNS Response Inc. (the “Company”) entered into two Senior Secured Convertible Promissory Notes, each in the principal amount of $250,000 (each a “Note” and, collectively, the “Notes”), with Brandt Ventures, GP (“Brandt”) and SAIL Venture Partners, LP (“SAIL”).  Leonard Brandt, the Company’s Chief Executive Officer, is the general partner of Brandt and David B. Jones, a member of the Company’s board of directors, is the managing partner of SAIL.

The Notes accrue interest at the rate of 8% per annum and are due and payable, unless sooner converted into shares of the Company’s common stock (as described below), upon the earlier to occur of: (i) June 30, 2009 or (ii) an Event of Default (as defined in the Notes).  The Notes are secured by a lien on substantially all of the assets (including all intellectual property) of the Company.  In the event of a liquidation, dissolution or winding up of the Company, unless Brandt and/or SAIL informs the Company otherwise, the Company shall pay such investor an amount equal to the product of 250% multiplied by the principal and all accrued but unpaid interest outstanding on the Note.

In concert with an equity financing transaction of at least $1,500,000 (excluding any and all other debt that is converted), the principal and all accrued, but unpaid interest outstanding under the Notes shall be automatically converted into the securities issued in the equity financing by dividing such amount by 90% of the per share price paid by the investors in such financing.

The Notes are attached as Exhibits 10.1 and 10.2 hereto and are incorporated by reference herein. The foregoing description of the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Notes.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

10.1	Senior Secured Convertible Promissory Note, dated March 30, 2009, by and between the Company and Brandt Ventures, GP.

10.2	Senior Secured Convertible Promissory Note, dated March 30, 2009, by and between the Company and SAIL Venture Partners, LP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

Date: April 3, 2009	By:	/s/ Len Brandt
Len Brandt,
Chief Executive Office